Exhibit 23.8

26/F HKRI Centre One, HKRI Taikoo Hui,

288 Shimen Road (No. 1),

Shanghai 200041, P.R. China

T: (86-21) 5298-5488

F: (86-21) 5298-5492

junhesh@junhe.com

April 28, 2023

Able View Global Inc.

Room 1802, Shanghai International Building,
511 Weihai Road,
Jing’an District, Shanghai
People’s Republic of China

Dear Sir/Madam:

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We act as the PRC legal counsel to Able View Global Inc. (the “Company”), an exempted company organized under the laws of the Cayman Islands, in connection with the filing on the Company’s Registration Statement on Form F-4 (the “Registration Statement”) under the United States Securities Act of 1933 (the “Securities Act”), as amended. The filing on the Registration Statement is in connection with the business combination between the Company and Hainan Manaslu Acquisition Corp. (“SPAC”) and registering the issuance of securities under the Securities Act, as amended.

We hereby consent to the reference of our name under the headings “Summary of the Proxy Statement/Prospectus”, “Risk Factors” and “Legal Matters” in the Registration Statement, which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ JunHe LLP
JunHe LLP